United Security Bancshares reports 2020 net income of $9.0 million

FRESNO, CA - January 27, 2021. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the year ended December 31, 2020. The Company recognized net income of $8,961,000, or $0.53 per basic and diluted shares for the year ended December 31, 2020, compared to net income of $15,172,000,or $0.90 per basic and $0.89 per diluted shares for the year ended December 31, 2019.

Fourth Quarter 2020 Highlights (at or for the quarter ended December 31, 2020, except where noted)

▪Net income for the quarter was $1.922 million, or $0.11 per basic and diluted shares, representing a $973 thousand or 33.61% decrease from $2.895 million, or $0.17 per basic and diluted shares, for the quarter ended December 31, 2019. The decrease is primarily the result of a reduction in interest income related to a lower interest rate environment and higher provision expense for the fourth quarter 2020.
▪Total assets increased $135.7 million to $1.1 billion, compared to $956.9 million at December 31, 2019 with increases of $58.0 million in gross loan balances, $75.1 million in cash equivalents, and $6.1 million in investment securities.
▪Total loans, net of unearned fees, increased $57.8 million to $654.3 million, compared to $596.6 million at December 31, 2019. Included in the increase are $9.5 million in Paycheck Protection Program (PPP) loans. At December 31, 2020 there were $515 thousand outstanding in PPP unearned fees.
▪Total deposits increased $134.3 million to $952.7 million, compared to $818.4 million at December 31, 2019.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.30%, compared to 1.33% at December 31, 2019. The provision for credit losses totaled $631 thousand for the quarter, compared to $5 thousand for the quarter ended December 31, 2019. The increase in the provision for credit losses during the quarter ended December 31, 2020 was primarily the result of $826 thousand in charge-offs recognized in the student loan portfolio.
▪Net interest income after the provision for credit losses was $7.4 million for the quarter ended December 31, 2020, compared to $8.7 million for the quarter ended December 31, 2019.
▪A loss on the fair value of junior subordinated debt of $481 thousand was recorded for the quarter, as compared to a loss of $407 thousand for the quarter ended December 31, 2019.
▪Book value per share increased to $6.93, compared to $6.83 at December 31, 2019.
▪Net interest margin decreased to 3.15% from 4.02% for the quarter ended December 31, 2019.
▪Annualized average cost of deposits decreased to 0.19% from 0.37% for the quarter ended December 31, 2019.
▪Net charge-offs totaled $817 thousand, compared to net charge-offs of $328 thousand for the quarter ended December 31, 2019.
▪Capital positions remain well-capitalized with a 11.37% Tier 1 Leverage Ratio compared to 12.82% as of December 31, 2019.
▪Annualized return on average assets ("ROAA") was 0.70%, compared to 1.21% for the quarter ended December 31, 2019.
▪Annualized return on average equity ("ROAE") was 6.41%, compared to 9.85% for the quarter ended December 31, 2019.

Dennis Woods, President and Chief Executive Officer, stated: "Our 2020 operating results were significantly impacted by the economic impact of the COVID-19 pandemic. These factors resulted in elevated credit loss provisions, deterioration in net interest margin due to a lower interest rate environment, and a reduction in customer service fee income as we waived many overdraft and ATM fees to provide relief to our customers. Despite the negative impacts of the pandemic, we achieved strong balance sheet growth in our loan portfolio, reduced nonperforming assets, opened a new branch, and grew deposit balances. Our unfunded loan commitments grew $27.4 million during 2020, providing a solid foundation heading into 2021 as we navigate through the pandemic and into economic recovery. In 2021, we will continue to focus on the safety of our employees amid the pandemic, and delivering high quality products and services to our customers, while strategically managing our business to optimize profitability in this challenging environment. Our 2021 plan is centered on repositioning our balance sheet for the current environment, while maintaining strong liquidity and capital levels."

Results of Operations

Net income for the year ended December 31, 2020 decreased $6,211,000 when compared to the year ended December 31, 2019. This decrease was due to a reduction in interest income, a result of a decrease in yields, and the increased provision for credit losses recorded during the current year. ROAE for the year ended December 31, 2020 was 7.55%, compared to 13.30% for the year ended December 31, 2019. ROAA was 0.86% for the year ended December 31, 2020, compared to 1.58% for the year ended December 31, 2019.

The annualized average cost of deposits was 0.22% for the year ended December 31, 2020, a decrease from 0.42% for the year ended December 31, 2019. The decrease in the cost of deposits is primarily attributed to reductions on deposit rates made in the first quarter of 2020. Average interest-bearing deposits increased 3.70% between the years ended December 31, 2019 and 2020 from $516,698,000 to $535,818,000.

Net interest income after the provision for credit losses for the year ended December 31, 2020 totaled $28,853,000, a decrease of $7,941,000, or 21.58%, from $36,794,000 for the same period ended December 31, 2019. Net interest income after the provision for credit losses includes a provision for credit losses of $2,769,000 for the year ended December 31, 2020, compared to a provision of $20,000 for the year ended December 31, 2019. During the first quarter of 2020, the Federal Reserve cut its benchmark rate by 1.50%. As a result, the Prime rate decreased from 4.75% to 3.25%. A majority of the Company's floating rate loans and investments are indexed to the Prime rate. The Company's net interest margin decreased from 4.22% for the year ended December 31, 2019 to 3.34% for the year ended December 31, 2020. The decrease was the result of decreases in yields on overnight fed funds, loans, and investment securities, partially offset by a decrease in interest expense. The yield on loans decreased from 5.91% for the year ended December 31, 2019 to 4.96% for the year ended December 31, 2020. The yield on interest bearing liabilities decreased from 0.74% for the year ended December 31, 2019 to 0.42% for the year ended December 31, 2020.

Net interest income after the provision for credit losses was $7,366,000 for the quarter ended December 31, 2020, representing a $1,325,000, or 15.25%, decrease compared to the same period ended December 31, 2019. The Company's net interest margin decreased from 4.02% to 3.15% between the quarters ended December 31, 2019 and December 31, 2020. The reduction in net interest margin is driven by the reduction in yields on all interest earning assets, partially offset by a decrease in interest expense on deposits. Included in interest income for the quarter ended December 31, 2020 is $517,000 in loan fee income related to SBA PPP loans.

Noninterest income for the year ended December 31, 2020 totaled $5,174,000, reflecting a decrease of $580,000 from the $5,754,000 in non-interest income reported for the year ended December 31, 2019. Customer service fees totaled $2,663,000 and $3,257,000 for the year ended December 31, 2020 and 2019, respectively. The decrease in customer service fees is attributed to lower fees and surcharges related to insufficient funds and electronic transfers recognized during the year. On a year-over-year comparative basis, non-interest income recorded a decrease of $195,000 in the loss on the fair value of junior subordinated debentures (TRUPs). A gain of $970,000 was realized for the year ended December 31, 2020, compared to a gain of $1,165,000 for the same period ended December 31, 2019. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Noninterest income for the year ended December 31, 2020 includes a $310,000 gain in proceeds from bank-owned life insurance.

Noninterest income for the quarter ended December 31, 2020 totaled $467,000, reflecting a decrease of $180,000 from the $647,000 in non-interest income reported for the quarter ended December 31, 2019. The decrease is attributed to a $130,000 decrease in customer service fees and a $74,000 increase in the loss on fair value of TRUPs. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. The decrease in customer service fees is primarily the result of lower fees and surcharges related to insufficient funds and electronic transfers.

For the year ended December 31, 2020, noninterest expense totaled $21,615,000, an increase of $336,000 compared to $21,279,000 for the year ended December 31, 2019. On a year-over-year comparative basis, non-interest expense increased primarily due to a $728,000 increase in expenses related to other real estate owned. The increase in OREO expense was partially due to a write-down of $727,000 on one property and a $113,000 loss on sale of another property. This was partially offset by decreases of $508,000 in professional fees and decreases of $284,000 in salaries and employee benefits. The decrease in professional fees is attributed to a reduction in legal and consulting expense.

Noninterest expense for the quarter ended December 31, 2020 totaled $5,260,000, a decrease of $75,000 as compared to $5,335,000 reported for the quarter ended December 31, 2019. On a quarter-over-quarter comparative basis, non-interest expense decreased due to a $107,000 decrease in salaries and employee benefits expense, a $74,000 decrease in data processing expenses, and a $66,000 decrease in professional fees, partially offset by an increase of $150,000 in regulatory assessments. The increase in regulatory assessments during the 4th quarter 2020 was due an increase in the FDIC assessment rate.

The efficiency ratio for the year ended December 31, 2020 increased to 58.74%, compared to 49.99% for the year ended December 31, 2019. The increase is mainly attributed to a reduction in net interest income as a result of the balance sheet repricing in a lower rate environment, a decrease in customer service fees, and an increase in OREO expense.

The Company recorded an income tax provision of $3,451,000 for the year ended December 31, 2020, compared to $6,097,000 for the same period in 2019. The effective tax rate for the year ended December 31, 2020 was 27.80%, compared to 28.67% for the year ended December 31, 2019. The Company recorded an income tax provision of $651,000 for the quarter ended December 31, 2020, compared to $1,108,000 for the same period in 2019. The effective tax rate for the quarter ended December 31, 2020 was 25.30%, compared to 27.68% for the same period ended December 31, 2019.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $135,735,000, or 14.18%, between December 31, 2020 and December 31, 2019, due partially to increases of $58,037,000 in gross loan balances and $6,104,000 in investment securities. Total cash and cash equivalents increased $75,074,000 between December 31, 2019 and December 31, 2020. Unfunded loan commitments increased from $197,559,000 at December 31, 2019 to $224,972,000 at December 31, 2020. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,004,000 at December 31, 2020. The reduction is attributed to the sale of one OREO property during the first quarter and a $727,000 write down on OREO in the second quarter.

Total deposits increased $134,289,000, or 16.41%, to $952,651,000 during the year ended December 31, 2020. This increase was due to an increase of $79,947,000 in noninterest bearing deposits, $41,631,000 in NOW and money market accounts, and $16,591,000 in savings accounts, partially offset by a decrease of $3,880,000 in time deposits. In total, NOW, money market and savings accounts increased 13.20% to $499,234,000 at December 31, 2020, compared to $441,012,000 at December 31, 2019. Noninterest bearing deposits increased 25.63% to $391,897,000 at December 31, 2020, compared to $311,950,000 at December 31, 2019. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $133,545,000.

Shareholders’ equity at December 31, 2020 was $117,807,000, an increase of $1,819,000 from shareholders’ equity of $115,988,000 at December 31, 2019. The increase in equity was the result of net earnings for the period, partially offset by cash dividends. At December 31, 2020 there was an accumulated other comprehensive loss of $728,000, as compared to an accumulated other comprehensive loss of $632,000 at December 31, 2019. The change from December 31, 2019 to December 31, 2020 was the result of losses on junior subordinated debentures (TRUPs) caused by a change in non-LIBOR yields during the period and unrealized loss on unrecognized post retirement costs, partially offset by unrealized gains on available for sale securities.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on December 15, 2020. The dividend was payable on January 19, 2021, to shareholders of record as of January 4, 2021. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $2,769,000 for the year ended December 31, 2020, compared to a provision of $20,000 for the year ended December 31, 2019. Net loan charge-offs totaled $2,155,000 for the year ended December 31, 2020, as compared to net loan charge-offs of $507,000 for the year ended December 31, 2019. The provision recorded during the year is attributed to growth of the loan portfolio, increases in net charge-offs, and adjustment in qualitative factors related to the economic uncertainties caused by COVID-19. As of December 31, 2020, the Company had 1 remaining payment modification of $12,500,000 in connection with the COVID-19 relief provided by the CARES Act and interagency guidance issued in March 2020. The original deferrals of $69.8 million were generally no more than six months in duration and were not considered troubled debt restructurings. The Company recorded a provision for credit loss of $631,000 for the quarter ended December 31, 2020, compared to a provision of $5,000 for the quarter ended December 31, 2019.

The Company's allowance for loan loss totaled 1.30% of the loan portfolio at December 31, 2020, compared to 1.33% at December 31, 2019. Excluding the SBA PPP loans, which are fully government guaranteed, the allowance for loan loss totaled 1.32% of the loan portfolio at December 31, 2020.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $3,769,000 or 17.76% between December 31, 2019 and December 31, 2020 to $17,456,000. Nonperforming assets as a percentage of total assets decreased from 2.22% at December 31, 2019 to 1.60% at December 31, 2020. The decrease in nonperforming assets is primarily attributed to the reduction in OREO, nonaccrual loans, and accruing TDR balances. Restructured loans decreased $1,761,000 between December 31, 2019 and December 31, 2020, and nonaccrual loans decreased $201,000 between December 31, 2019 and December 31, 2020 to $11,496,000. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,004,000 at December 31, 2020.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's market, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) earthquakes or other natural disasters impacting the local economy and/or the condition or value of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (10) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in particular the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2020	December 31, 2019
Assets
Cash and non-interest-bearing deposits in other banks	$29,490	$27,291
Due from Federal Reserve Bank ("FRB")	264,579	191,704
Cash and cash equivalents	294,069	218,995

Investment securities (at fair value)
Available-for-sale ("AFS") securities	82,341	76,312
Marketable equity securities	3,851	3,776
Total investment securities	86,192	80,088
Loans	655,411	597,374
Unearned fees and unamortized loan origination costs - net	(1,064)	(820)
Allowance for credit losses	(8,522)	(7,908)
Net loans	645,825	588,646

Premises and equipment - net	8,164	9,380
Accrued interest receivable	9,110	8,208
Other real estate owned ("OREO")	5,004	6,753
Goodwill	4,488	4,488
Deferred tax assets - net	2,907	3,191
Cash surrender value of life insurance	20,715	20,955
Operating lease right-of-use assets	2,864	3,360
Other assets	13,316	12,855
Total assets	$1,092,654	$956,919

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$391,897	$311,950
Interest-bearing	560,754	506,412
Total deposits	952,651	818,362

Accrued interest payable	33	59
Operating lease liabilities	2,966	3,463
Other liabilities	8,273	8,239
Junior subordinated debentures (at fair value)	10,924	10,808
Total liabilities	974,847	840,931

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,009,883 at December 31, 2020 and 16,973,885 at December 31, 2019	59,397	58,973
Retained earnings	59,138	57,647
Accumulated other comprehensive loss	(728)	(632)
Total shareholders' equity	117,807	115,988
Total liabilities and shareholders' equity	$1,092,654	$956,919

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$8,127	$8,292	$31,749	$34,025
Interest on investment securities	306	437	1,433	1,797
Interest on deposits in FRB	63	829	730	4,880
Total interest income	8,496	9,558	33,912	40,702

Interest Expense:
Interest on deposits	452	758	2,014	3,432
Interest on other borrowed funds	47	104	276	456
Total interest expense	499	862	2,290	3,888
Net Interest Income	7,997	8,696	31,622	36,814
Provision for Credit Losses	631	5	2,769	20
Net Interest Income after Provision for Credit Losses	7,366	8,691	28,853	36,794

Noninterest Income:
Customer service fees	648	778	2,663	3,257
Increase in cash surrender value of bank-owned life insurance	122	89	504	528
(Loss) gain on fair value of marketable equity securities	(14)	(11)	74	117
Gain on proceeds from bank-owned life insurance	—	—	310	—
(Loss) gain on fair value of junior subordinated debentures	(481)	(407)	970	1,165
Recovery on investment	64	—	64	—
Loss on dissolution of real estate investment trust	—	—	—	(115)
(Loss) gain on sale of assets	—	—	—	1
Other	128	198	589	801
Total noninterest income	467	647	5,174	5,754

Noninterest Expense:
Salaries and employee benefits	2,694	2,801	10,825	11,109
Occupancy expense	865	882	3,475	3,332
Data processing	107	181	493	583
Professional fees	691	757	2,672	3,180
Regulatory assessments	176	26	459	164
Director fees	94	91	376	373
Correspondent bank service charges	19	15	71	57
Net cost on operation and sale of OREO	4	22	972	244
Other	610	560	2,272	2,237
Total noninterest expense	5,260	5,335	21,615	21,279

Income Before Provision for Taxes	2,573	4,003	12,412	21,269
Provision for Taxes on Income	651	1,108	3,451	6,097
Net Income	$1,922	$2,895	$8,961	$15,172

Basic earnings per common share	$0.11	$0.17	$0.53	$0.90
Diluted earnings per common share	$0.11	$0.17	$0.53	$0.89
Weighted average basic shares for EPS	16,979,845	16,956,350	16,976,704	16,951,955
Weighted average diluted shares for EPS	17,017,265	16,994,260	16,998,584	16,984,796

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Average Balances:
Loans (1)	$662,445	$578,082	$639,815	$576,015
Investment securities - taxable	89,331	80,958	90,685	71,456
Interest-bearing deposits in FRB	258,071	198,803	217,273	223,488
Total interest-earning assets	1,009,847	857,843	947,773	870,960
Allowance for credit losses	(8,687)	(8,199)	(8,661)	(8,386)
Cash and due from banks	31,348	29,979	30,300	29,169
Other real estate owned	5,165	6,446	5,815	5,922
Other non-earning assets	61,525	62,937	61,742	61,572
Total average assets	$1,099,198	$949,006	$1,036,969	$959,237

Interest-bearing deposits	$573,558	$497,675	$535,818	$516,698
Junior subordinated debentures	10,061	10,266	9,746	10,289
Total interest-bearing liabilities	583,619	507,941	545,564	526,987

Non-interest-bearing deposits	386,534	314,245	363,004	308,518
Other liabilities	9,861	10,230	9,674	9,683
Total liabilities	980,014	832,416	918,242	845,188
Total equity	119,184	116,590	118,727	114,049
Total liabilities and equity	$1,099,198	$949,006	$1,036,969	$959,237

Average Rates:
Loans (1)	4.88%	5.69%	4.96%	5.91%
Investment securities	1.36%	2.14%	1.58%	2.51%
Interest-bearing deposits in FRB	0.10%	1.65%	0.34%	2.18%
Earning assets	3.35%	4.42%	3.58%	4.67%
Interest bearing deposits	0.31%	0.60%	0.38%	0.66%
Total deposits	0.19%	0.37%	0.22%	0.42%
Junior subordinated debentures	1.86%	4.02%	2.83%	4.43%
Total interest-bearing liabilities	0.34%	0.67%	0.42%	0.74%
Net interest margin (2)	3.15%	4.02%	3.34%	4.22%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Cash and cash equivalents	$294,069	$323,332	$229,541	$199,853	$218,995
Investment securities	86,192	91,782	96,739	97,486	80,088
Loans	654,347	660,444	648,650	623,686	596,554
Allowance for credit losses	(8,522)	(8,708)	(8,862)	(9,120)	(7,908)
Net loans	645,825	651,736	639,788	614,566	588,646
Other assets	66,568	67,097	65,305	65,341	69,190
Total assets	$1,092,654	$1,133,947	$1,031,373	$977,246	$956,919

Non-interest-bearing	$391,897	$430,028	$362,010	$324,167	$311,950
Interest-bearing	560,754	564,755	531,102	516,270	506,412
Total deposits	952,651	994,783	893,112	840,437	818,362
Other liabilities	22,196	21,111	20,801	19,399	22,569
Total liabilities	974,847	1,015,894	913,913	859,836	840,931
Total shareholders' equity	117,807	118,053	117,460	117,410	115,988
Total liabilities and shareholder's equity	$1,092,654	$1,133,947	$1,031,373	$977,246	$956,919

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total interest income	$8,496	$7,968	$8,107	$9,341	$9,558
Total interest expense	499	500	530	761	862
Net interest income	7,997	7,468	7,577	8,580	8,696
Provision for credit losses	631	4	428	1,707	5
Net interest income after provision for credit losses	7,366	7,464	7,149	6,873	8,691

Total non-interest income	467	911	1,214	2,580	647
Total non-interest expense	5,260	5,210	5,553	5,591	5,335
Income before provision for taxes	2,573	3,165	2,810	3,862	4,003
Provision for taxes on income	651	894	798	1,108	1,108
Net income	$1,922	$2,271	$2,012	$2,754	$2,895

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	December 31, 2020	December 31, 2019
Commercial and industrial	$—	$75
RE construction & development	11,057	11,478
Agricultural	439	144
Total nonaccrual loans	$11,496	$11,697

Loans past due 90 days and still accruing	513	386
Restructured loans	535	2,389
Total nonperforming loans	$12,544	$14,472
Other real estate owned	5,004	6,753
Total nonperforming assets	$17,548	$21,225

Nonperforming loans to total gross loans	1.90%	2.42%
Nonperforming assets to total assets	1.60%	2.22%
Allowance for credit losses to nonperforming loans	68.44%	54.64%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Return on average assets	0.70%	1.21%	0.86%	1.58%
Return on average equity	6.41%	9.85%	7.55%	13.30%
Net charge-off to average loans	0.49%	0.23%	0.34%	0.09%

	December 31, 2020	December 31, 2019
Shares outstanding - period end	17,009,883	16,973,885
Book value per share	$6.93	$6.83
Efficiency ratio (1)	58.74%	49.99%
Total impaired loans	$13,376	$17,072
Net loan to deposit ratio	67.79%	71.93%
Allowance for credit losses to total loans	1.30%	1.33%
Tier 1 capital to adjusted average assets (leverage)
Company	11.37%	12.82%
Bank	11.17%	12.83%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Year Ended December 31,
	2020	2019	Change $	Change %
Net income	$8,961	$15,172	$(6,211)	(40.94)%

TRUPs (1) fair value adjustment gain	970	1,165
Write down on OREO (2)	(727)	—
Loss on sale of OREO (2)	(113)	—
	130	1,165

Income tax effect	38	338
Non-core items net of taxes	92	827

Non-GAAP core net income	$8,869	$14,345	$(5,476)	(38.17)%

Core net income basic earnings per share (EPS)	0.52	0.85
Core net income diluted earnings per share (EPS)	0.52	0.84

(1)TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)Write down and loss on sale of OREO are considered one-time events and therefore are not part of Core Income.